OPERATING AGREEMENT

of

FMXI, LLC

This Operating Agreement (this “Agreement”) of FMXI, LLC, a Delaware limited liability company (the “Company”) is adopted and entered into by Foamex International Inc., a Delaware corporation, as sole member (the “Member”).

For the purpose of forming a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (as amended from time to time, the “Act”), the Member hereby agrees and states as follows:

1.	Name. The name of the Company is FMXI, LLC.

2.            Purpose. The purpose of the Company is (i) to engage in any lawful act or activity for which limited liability companies may be organized under the Act as determined by the Member(s), and (ii) to engage in any and all activities necessary or incidental to the foregoing as determined by the Member(s). The Company shall have the authority to take all actions necessary or convenient to accomplish its purpose and operate its business as described in this Section 2.

3.            Registered Office and Agent. The Company shall maintain a Delaware registered office and have Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808, serve as the registered agent for the service of process as required by the Act. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Company shall promptly designate a registered agent or file a notice of change of address, as the case may be.

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4.            Principal Office. The Company shall have a single principal office which shall at all times be located within the United States. The principal office shall be located at such place as shall be designated by the Member(s) of the Company, which may thereafter be changed from time to time.

5.            Term. The Company shall commence upon the filing of the Certificate of Formation substantially in the form of Exhibit A annexed hereto with the Secretary of State of the State of Delaware and shall continue in existence until dissolved in accordance with the Act and this Agreement.

6.            Members. The Company presently has one member. The name and the mailing address of the Member is as follows:

Foamex International Inc.

1000 Columbia Avenue

Linwood, PA 19061

7.            Management. Management of the Company shall be vested in the Member who shall manage the Company in accordance with the Act. The Member shall have and be subject to all of the duties and liabilities of a manager provided in the Act. The Member shall have the authority and is hereby authorized to execute all agreements, contracts, leases, mortgages and other instruments in the name of and on behalf of the Company.

8.            Capital Contributions. The Member(s) shall contribute capital to the Company from time to time as the Member(s) shall require with such capital contribution being made by the Member(s) pro rata in accordance with their membership interest(s).

9.            Allocation of Profits and Losses. All income, gains and losses will be allocated to the capital accounts of each of the Member(s) in accordance with their membership interest(s).

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10.          Distributions. The Member(s) will receive distributions if, upon winding up of the Company, the assets or proceeds available exceed the amount required for the payment and discharge of all of the Company’s debts and liabilities. Other than as stated above, distributions to the Member(s) shall be in the discretion of the Member(s). The Member(s) may, in their discretion, make distributions to a Member which include a return of all or any part of the Member’s contribution. The Member(s) have no right to demand or receive property other than cash from the Company in return for their capital contributions.

11.          Amendments. Amendments to this Agreement may be made only with the consent of the Member or, if at such time there shall be more than one Member, all the Members.

12.          Assignments of Interest of a Member. A Member may assign in whole or part such Member’s membership interest in the Company; provided, however, that if at such time there shall be more than one Member, an assignee of a membership interest may not become a Member without the vote or written consent of at least a majority in interest of the Members, other than the Member who assigns or proposes to assign such membership interest.

13.          Withdrawal or Resignation. A Member may withdraw from the Company in accordance with the Act.

14.          Admission of Additional Members. One or more additional Members of the Company may be admitted to the Company with the consent of the Member or, if at such time there shall be more than one Member, all of the Members.

15.	Liability of Members.

(a)          The Member(s) shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

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(b)          The Member exercising management powers or responsibilities for or on behalf of the Company shall not have personal liability to the Company or its members for damages for any breach of duty in such capacity, except to the extent provided in the Act; provided that nothing in this Section 15(b) shall eliminate or limit the liability of the Member if a judgment or other final adjudication adverse to the Member establishes that the Member’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that the Member personally gained through such act or omission a financial profit or other advantage to which the Member was not legally entitled.

16.          Indemnification. To the fullest extent permitted by law, the Company shall indemnify, hold harmless, protect and defend each of the Members, and officers, employees and agents, if any, of the Company (collectively, the “Indemnitees”), against any losses, claims, damages or liabilities, including, without limitation, legal and other expenses incurred in investigating or defending against any such loss, claim, damages or liabilities, and any amounts expended in settlement of any claim (collectively, “Liabilities”), to which any Indemnitee may become subject by reason of any act or omission (even if negligent or grossly negligent) performed or omitted to be performed on behalf of the Company or by reason of the fact that such Indemnitee is or was a Member, or officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, trustee, manager, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise, provided, however, that no indemnification may be made to or on behalf of any Indemnitee if a judgment or other final adjudication adverse to such Indemnitee establishes (a) that his or her acts or omissions were committed in bad faith or involved intentional misconduct or a knowing violation of law or (b) that he or she personally gained through such an act or omission a financial profit or other advantage to

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which he or she was not legally entitled. The provisions of this Section shall continue to afford protection to each Indemnitee regardless of whether such Indemnitee remains a Member, officer, employee, or agent of the Company. Any indemnity under this Section 16 or otherwise shall be paid out of and to the extent of the Company’s assets only.

17.          Dissolution. The Company shall dissolve, and its affairs shall be wound up (unless the Member or, if at such time there shall be more than one Member, a majority in interest of the Members, agrees to continue the business), upon the first to occur of the following:

(a)          The distribution of all of the interests of the Member(s) in the Company, or the occurrence of any other event which terminates the continued membership of any Member in the Company (by operation of law or otherwise);

(b)          The unanimous consent of all the Members to dissolve the Company; or

(c)          The assignment, sale, transfer or other disposition, (including dispositions by operation of law) of all of the Company’s assets.

18.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the principles of conflicts of laws of such State.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of December 28, 2006.

MEMBER:

FOAMEX INTERNATIONAL INC.

/s/ George L. Karpinski

By:	George L. Karpinski
Title:	Senior Vice President